Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of this 15th day of April, 2008, by and among PULASKI FINANCIAL CORP., a Missouri corporation (the “Corporation”), PULASKI BANK, a savings bank chartered under federal law and a wholly owned subsidiary of the Corporation (the “Bank”), and GARY W. DOUGLASS, (the “Executive”). The Corporation and the Bank are referred to in this Agreement individually and together as the “Employer.”

WHEREAS, the Executive has accepted a position of substantial responsibility with the Corporation and the Bank;

WHEREAS, the Corporation and the Bank wish to set forth the terms of the Executive’s employment in such position;

NOW THEREFORE, in consideration of these premises, the mutual covenants contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

ARTICLE 1

EMPLOYMENT

1.1 Employment. The Employer hereby employs the Executive to serve as Chief Executive Officer according to the terms and conditions of this Agreement and for the period stated in section 1.3. The Executive hereby accepts employment according to the terms and conditions of this Agreement and for the period stated in section 1.3.

1.2 Duties. As Chief Executive Officer, the Executive shall serve under the direction of the Employer’s board of directors. The Executive shall report directly to the board of directors. The Executive shall serve the Employer faithfully, diligently, competently, and to the best of the Executive’s ability. The Executive shall exclusively devote full working time, energy, and attention to the business of the Employer and to the promotion of the Employer’s interests throughout the term of this Agreement. Without the written consent of the board of directors of each of the Corporation and the Bank, during the term of this Agreement the Executive shall not render services to or for any person, firm, corporation, or other entity or organization in exchange for compensation, regardless of the form in which the compensation is paid and regardless of whether it is paid directly or indirectly to the Executive. Nothing in this section 1.2 shall prevent the Executive from managing personal investments and affairs, provided that doing so does not interfere with the proper performance of the Executive’s duties and responsibilities under this Agreement.

1.3 Term. The initial term of employment under this Agreement shall be three years, commencing May 1, 2008 (the “effective date”). Commencing on the first anniversary of the effective date, the term of the Agreement shall be extended by one day each day such that the remaining term shall always be two years, unless the Executive, on the one hand, or the boards of directors of the Corporation and the Bank, on the other hand, elect not to extend the term of this Agreement by giving written notice in accordance with section 8.4 of this Agreement. In the event such notice is given, this Agreement shall nevertheless remain in force until its then existing term expires. A decision by the Corporation and the Bank not to extend the term shall not give the Executive any rights under this Agreement to claim an adverse change in position, compensation, or circumstances or otherwise to claim entitlement to severance benefits under Articles 4 or 5. References herein to the term of this Agreement mean the initial term, as the same may be extended.

1.4 Service on the Board of Directors. The Executive will be appointed as a member of the board of directors each of the Corporation and the Bank as soon as practicable after the effective date. The board of directors of each of the Corporation and the Bank shall undertake every lawful effort to ensure that the Executive continues throughout the term of his employment to be elected or reelected as a director of the Bank. Notwithstanding anything in this Agreement to the contrary, the Executive shall be deemed to have resigned as a director of each of the Corporation and the Bank effective immediately after termination of the Executive’s employment under Article 3 of this Agreement, regardless of whether the Executive submits a formal, written resignation as director.

ARTICLE 2

COMPENSATION AND BENEFITS

2.1 Base Salary. In consideration of the Executive’s performance of the obligations under this Agreement, the Employer shall pay or cause to be paid to the Executive a salary at the annual rate of not less than $325,000, payable according to the Employer’s regular payroll practices. The Executive’s salary shall be subject to annual review but in no event shall the Executive’s salary be decreased below the rate in effect immediately prior to such review. The Executive’s salary, as the same may be modified from time to time, is referred to in this Agreement as the “Base Salary.” All compensation under this Agreement shall be subject to customary withholding taxes and such other employment taxes as are imposed by law.

2.2 Benefit Plans and Perquisites. For as long as the Executive is employed by the Employer the Executive shall be eligible (x) to participate in any and all officer or employee compensation, incentive compensation (including the Bank’s annual cash incentive plan for senior officers) and benefit plans in effect from time to time, including without limitation plans providing pension, retirement, medical, dental, disability, and group life benefits and including stock-based compensation, incentive, bonus, or purchase plans existing on the date of this Agreement or adopted after the date of this Agreement, provided that the Executive satisfies the eligibility requirements for any such plans or benefits, and (y) to receive any and all other fringe benefits provided from time to time, including the specific items described in (a)-(c) below. Notwithstanding anything in this Agreement to the contrary, Executive shall not be eligible to receive (i) any cash incentive compensation except as the board of directors of the Bank may determine in its sole discretion or, (ii) except as set forth in Section 2.2(c) below, stock-based compensation during, or with respect to, the Employer’s fiscal year ending September 30, 2008.

(a) Club dues. The Employer shall pay or cause to be paid the Executive’s dues and assessments in one civic and/or social club of the Executive’s choice within the greater St. Louis area. The Executive shall be solely responsible for personal expenses for use of such club.

(b) Reimbursement of business expenses. The Executive shall be entitled to reimbursement for all reasonable business expenses, including automobile expenses, incurred while performing his obligations under this Agreement, including but not limited to all reasonable business travel and entertainment expenses incurred while acting at the request of or in the service of the Employer and reasonable expenses for attendance at annual and other periodic meetings of trade associations.

(c) Grant of Stock Options. On the effective date, the Executive shall receive a stock option grant covering 100,000 shares of the Corporation’s common stock, which grant shall become exercisable in equal annual installments over a five-year period on each anniversary of the effective date. In all other respects, the terms of the award shall be subject to the terms of the Corporation’s 2006 Long Term Incentive Plan.

2.3 Vacation; Leave. The Executive shall be entitled to sick leave and paid annual vacation in accordance with policies established from time to time by the Employer.

2.4 Insurance. The Employer shall maintain or cause to be maintained directors and officers liability insurance covering the Executive throughout the term of this Agreement.

ARTICLE 3

EMPLOYMENT TERMINATION

3.1 Termination Because of Death.

(a) Death. The Executive’s employment shall terminate automatically at the Executive’s death. If the Executive dies in active service to the Employer, the Executive’s estate shall receive any sums due to the Executive as Base Salary and reimbursement of expenses through the end of the month in which death occurred.

(b) Disability. By delivery of written notice 30 days in advance to the Executive, the Employer may terminate the Executive’s employment if the Executive is disabled. For purposes of this Agreement the Executive shall be considered “disabled” if an independent physician selected by the Employer and reasonably acceptable to the Executive or the Executive’s legal representative determines that, because of illness or accident, the Executive is unable to perform the Executive’s duties and will be unable to perform the Executive’s duties for a period of 90 consecutive days. The Executive shall not be considered disabled, however, if the Executive returns to work on a full-time basis within 30 days after the Employer gives notice of termination due to disability. If the Executive is terminated by either of the Corporation or the Bank because of disability, the Executive’s employment with the other shall also terminate at the same time. During the period of incapacity leading up to the termination of the Executive’s employment under this provision, the Employer shall continue to pay the full Base Salary at the rate then in effect and all perquisites and other benefits (other than bonus) until the Executive becomes eligible for benefits under any disability plan or insurance program maintained by the Employer, provided that the amount of the Employer’s payments to the Executive under this section 3.1(b) shall be reduced by the sum of the amounts, if any, payable to the Executive for the same period under any disability benefit or pension plan covering the Executive.

3.2 Involuntary Termination with Cause. The Employer may terminate the Executive’s employment for Cause. If the Executive’s employment terminates for Cause, the Executive shall receive the Base Salary through the date on which termination becomes effective and reimbursement of expenses to which the Executive is entitled when termination becomes effective. If the Executive is terminated for Cause by either of the Corporation or the Bank, the Executive shall be deemed also to have been terminated for Cause by the other. The Executive shall not be deemed to have been terminated for Cause under this Agreement unless and until there is delivered to the Executive a copy of a resolution adopted at a meeting of the board of directors called and held for the purpose, which resolution shall (x) contain findings that, in the good faith opinion of the board, the Executive has committed an act constituting Cause, and (y) specify the particulars thereof. The resolution of the board of directors shall be deemed to have been duly adopted if and only if it is adopted by the affirmative vote of a majority of the directors of the Corporation then in office or a majority of the directors of the Bank then in office, in either case excluding the Executive. Notice of the meeting and the proposed termination for Cause shall be given to the Executive a reasonable time before the board’s meeting. The Executive and the Executive’s counsel (if the Executive chooses to have counsel present) shall have a reasonable opportunity to be heard by the board at the meeting. For purposes of this Agreement “Cause” means any of the following:

(1)	Personal dishonesty;

(2)	Incompetence;

(3)	Willful misconduct;

(4)	Breach of fiduciary duty involving personal profit;

(5)	Intentional failure to perform stated duties;

(6)	Willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order; or

(7)	Material breach of any provision of this Agreement.

3.3 Voluntary Termination by the Executive Without Good Reason. If the Executive terminates employment without Good Reason, the Executive shall receive the Base Salary and expense reimbursement to which the Executive is entitled through the date on which termination becomes effective.

3.4 Involuntary Termination Without Cause and Voluntary Termination with Good Reason. With written notice to the Executive 30 days in advance, the Employer may terminate the Executive’s employment without Cause. Termination shall take effect at the end of the 30-day period. With advance written notice to the Employer as provided in clause (y), the Executive may terminate employment for Good Reason. If the Executive’s employment terminates involuntarily without Cause or voluntarily but with Good Reason, the Executive shall be entitled to the benefits specified in Article 4 of this Agreement. For purposes of this Agreement a voluntary termination by the Executive shall be considered a voluntary termination with Good Reason if the conditions stated in both clauses (x) and (y) are satisfied:

(x) a voluntary termination by the Executive shall be considered a voluntary termination with Good Reason if any of the following occur without the Executive’s advance written consent, and the term Good Reason shall mean the occurrence of any of the following without the Executive’s advance written consent:

(1)	a material diminution of the Executive’s Base Salary,

(2)	a material diminution of the Executive’s authority, duties, or responsibilities, or

(3)	a change in the geographic location at which the Executive must perform services for the Employer by more than 35 miles from such location at the effective date.

(y) the Executive must give notice to the Employer of the existence of one or more of the conditions described in clause (x) within 60 days after the initial existence of the condition, and the Employer shall have 30 days thereafter to remedy the condition. In addition, the Executive’s voluntary termination because of the existence of one or more of the conditions described in clause (x) must occur within 6 months after the initial existence of the condition.

ARTICLE 4

SEVERANCE COMPENSATION

4.1 Cash Severance after Termination Without Cause or Termination for Good Reason.

(a) Subject to the possibility that cash severance after employment termination might be delayed under section 4.1(b), if the Executive’s employment terminates involuntarily but without Cause or if the Executive voluntarily terminates employment with Good Reason, the Executive (or, in the event of his death prior to receipt of all payments, to his estate) shall receive in an amount in cash equal to two times the Executive’s annual compensation. Subject to section 4.1(b), such amount shall be payable in substantially equal installments in accordance with the Employer’s regular payroll practices over a 24 month period beginning with the first payroll following the date the Executive terminates employment. For this purpose, annual compensation means (x) the Executive’s Base Salary when his termination occurs plus (y) any cash bonus or cash incentive compensation earned by the Executive for the fiscal year of the Corporation ended immediately before the year in which his termination occurs, regardless of when the cash bonus or cash incentive compensation earned for the preceding fiscal year is paid and regardless of whether all or part of the bonus or incentive compensation is subject to elective deferral or vesting. Annual compensation shall be calculated without regard to any deferrals under qualified or nonqualified plans, but annual compensation shall not include interest or other earnings credited to the Executive under qualified or nonqualified plans or any compensation paid to the Executive in the Executive’s capacity as a director. However, the Employer and the Executive acknowledge and agree that the compensation and benefits under this section 4.1 shall not be payable if compensation and benefits are payable or shall have been paid to the Executive under Article 5 of this Agreement.

(b) If when employment termination occurs the Executive is a specified employee within the meaning of Section 409A of the Internal Revenue Code of 1986, if the cash severance payment under section 4.1(a) would be considered deferred compensation under Section 409A, and finally if an exemption from the six-month delay requirement of Section 409A(a)(2)(B)(i) is not available, the Executive’s continued Base Salary under section 4.1(a) for the first six months after employment termination shall be paid to the Executive in a single lump sum without interest on the first day of the seventh month after the month in which the Executive’s employment terminates. References in this Agreement to Section 409A of the Internal Revenue Code of 1986 include rules, regulations, and guidance of general application issued by the Department of the Treasury under Internal Revenue Code Section 409A.

4.2 Post-Termination Insurance Coverage.

(a) If the Executive’s employment terminates involuntarily but without Cause or voluntarily but with Good Reason, or because of disability, the Employer shall continue or cause to be continued at the Employer’s expense medical insurance benefits for the period ending 24 months after the date the Executive’s employment terminates. Upon the expiration of such period, the Executive may, at his own expense, continue to participate in the Corporation’s medical insurance program through his 65th birthday to the extent such coverage is available under the terms of the program then in effect.

(b) If (x) under the terms of the applicable policy or policies for the insurance benefits specified in section 4.2(a) it is not possible to continue the Executive’s coverage, or (y) when employment termination occurs the Executive is a specified employee within the meaning of Section 409A of the Internal Revenue Code of 1986, if any of the continued insurance coverage benefits specified in section 4.2(a) would be considered deferred compensation under Section 409A, and finally, if an exemption from the six-month delay requirement of Section 409A(a)(2)(B)(i) is not available for that particular insurance benefit, the Employer shall pay to the Executive in a single lump sum an amount in cash equal to the present value of the Employer’s projected cost to maintain that particular insurance benefit (and associated income tax gross-up benefit, if applicable) had the Executive’s employment not terminated, assuming continued coverage for 24 months. The lump-sum payment shall be made 30 days after employment termination or, if section 4.1(b) applies, on the first day of the seventh month after the month in which the Executive’s employment terminates.

4.3 Vesting of Stock Options. Notwithstanding anything in any stock compensation plan of the Corporation or stock compensation award agreement to the contrary, if the Executive’s employment terminates involuntarily but without Cause or voluntarily but with Good Reason, all unvested stock options held by the Executive shall become immediately exercisable as of the date the Executive’s employment terminates. Thereafter, all options held by the Executive shall continue to be exercisable for the periods specified in the applicable stock option agreement and the plan under which such options were granted.

ARTICLE 5

CHANGE IN CONTROL BENEFITS

5.1 Change in Control Benefits. If a Change in Control occurs during the term of this Agreement and, thereafter, the Executive’s employment terminates involuntarily but without Cause or if the Executive voluntarily terminates employment with Good Reason, the Employer shall make or cause to be made a lump-sum payment to the Executive (or, in the event of his death prior to payment, to his estate) in an amount in cash equal to two times the Executive’s annual compensation. For this purpose, annual compensation means (x) the Executive’s Base Salary when the Change in Control occurs plus (y) any cash bonus or cash incentive compensation earned by the Executive for the fiscal year of the Corporation ended immediately before the year in which the Change in Control occurs, regardless of when the cash bonus or cash incentive compensation earned for the preceding fiscal year is paid and regardless of whether all or part of the bonus or incentive compensation is subject to elective deferral or vesting. Annual compensation shall be calculated without regard to any deferrals under qualified or nonqualified plans, but annual compensation shall not include interest or other earnings credited to the Executive under qualified or nonqualified plans or any compensation paid to the Executive in the Executive’s capacity as a director. The amount payable to the Executive hereunder shall not be reduced to account for the time value of money or discounted to present value. The payment required under this paragraph is payable no later than five business days after the Executive’s termination of employment. If the Executive receives payment under section 5.1, the Executive shall not be entitled to any additional severance benefits under section 4.1 of this Agreement.

5.2 Change in Control Defined. For purposes of this Agreement “Change in Control” means a change in control as defined in Internal Revenue Code Section 409A and rules, regulations, and guidance of general application thereunder issued by the Department of the Treasury, including:

(a) Change in ownership: a change in ownership of the Corporation occurs on the date any one person or group accumulates ownership of Corporation stock constituting more than 50% of the total fair market value or total voting power of Corporation stock,

(b) Change in effective control: (x) any one person or more than one person acting as a group acquires within a 12-month period ownership of Corporation stock possessing 30% or more of the total voting power of Corporation stock, or (y) a majority of the Corporation’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed in advance by a majority of the Corporation’s board of directors, or

(c) Change in ownership of a substantial portion of assets: a change in ownership of a substantial portion of the Corporation’s assets occurs if in a 12-month period any one person or more than one person acting as a group acquires from the Corporation assets having a total gross fair market value equal to or exceeding 40% of the total gross fair market value of all of the Corporation’s assets immediately before the acquisition or acquisitions. For this purpose, gross fair market value means the value of the Corporation’s assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with the assets.

5.3 Tax Indemnification.

(a) Additional payment to account for Excise Taxes. If, in connection with a Change Control, the Executive receives payments or benefits under sections 4 or 5 of this Agreement, and there occurs a payment(s) to the Executive or an acceleration of the vesting of benefits under any other benefit, compensation, or incentive plan or arrangement with the Employer (collectively, the “Total Benefits”), and if any part of the Total Benefits is subject to the Excise Tax under section 280G and section 4999 of the Internal Revenue Code of 1986 (the “Excise Tax”), the Employer shall pay or cause to be paid to the Executive the following additional amounts, consisting of (x) a payment equal to the Excise Tax payable by the Executive under section 4999 on the Total Benefits (the “Excise Tax Payment”) and (y) a payment equal to the amount necessary to provide the Excise Tax Payment net of all income, payroll, and excise taxes. Together, the additional amounts described in clauses (x) and (y) are referred to in this Agreement as the “Gross-Up Payment Amount.” Payment of the Gross-Up Payment Amount shall be made in addition to the amount set forth in sections 4 or 5.

Calculating the Excise Tax. For purposes of determining whether any of the Total Benefits will be subject to the Excise Tax and for purposes of determining the amount of the Excise Tax,

1)	Determination of “parachute payments” subject to the Excise Tax: any other payments or benefits received or to be received by the Executive as a result of the Change in Control or the Executive’s employment termination (whether under the terms of this Agreement or any other agreement or any other benefit plan or arrangement with the Employer, any person whose actions result in a Change in Control, or any person affiliated with the Employer or such person) shall be treated as “parachute payments” within the meaning of section 280G(b)(2) of the Internal Revenue Code, and all “excess parachute payments” within the meaning of section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion, of the certified public accounting firm that is retained by the Employer as of the date immediately before the Change in Control (the “Accounting Firm”) such other payments or benefits do not constitute (in whole or in part) parachute payments, or such excess parachute payments represent (in whole or in part) reasonable compensation for services actually rendered within the meaning of section 280G(b)(4) of the Internal Revenue Code in excess of the “base amount” (as defined in Section 280G(b)(3) of the Internal Revenue Code), or are otherwise not subject to the Excise Tax,

2)	Calculation of benefits subject to the Excise Tax: the amount of the Total Benefits that shall be treated as subject to the Excise Tax shall be equal to the lesser of (x) the total amount of the Total Benefits reduced by the amount of such Total Benefits that in the opinion of the Accounting Firm are not parachute payments, or (y) the amount of excess parachute payments within the meaning of Section 280G(b)(1) (after applying clause (1), above), and

3)	Value of noncash benefits and deferred payments: the value of any noncash benefits or any deferred payment or benefit shall be determined by the Accounting Firm in accordance with the principles of Sections 280G(d)(3) and (4) of the Internal Revenue Code.

Assumed Marginal Tax Rate. For purposes of determining the Gross-Up Payment Amount, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar years in which the Gross-Up Payment Amount is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence on the date of the Change in Control or termination of employment, net of the reduction in federal income taxes that can be obtained from deduction of state and local taxes (calculated by assuming that any reduction under Section 68 of the Internal Revenue Code in the amount of itemized deductions allowable to the Executive applies first to reduce the amount of such state and local income taxes that would otherwise be deductible by the Executive, and applicable federal FICA and Medicare withholding taxes).

Return of Reduced Excise Tax Payment or Payment of Additional Excise Tax. If the Excise Tax is later determined to be less than the amount taken into account hereunder when the Change in Control occurred or when the Executive’s employment terminated, the Executive shall repay to the Employer—when the amount of the reduction in Excise Tax is finally determined—the portion of the Gross-Up Payment Amount attributable to the reduction (plus that portion of the Gross-Up Payment Amount attributable to the Excise Tax, federal, state and local income taxes and FICA and Medicare withholding taxes imposed on the Gross-Up Payment Amount being repaid by the Executive to the extent that the repayment results in a reduction in Excise Tax, FICA and Medicare withholding taxes and/or a federal, state or local income tax deduction).

If the Excise Tax is later determined to be more than the amount taken into account hereunder when the Change in Control occurred or when the Executive’s employment terminated (due, for example, to a payment whose existence or amount cannot be determined at the time of the Gross-Up Payment Amount), the Employer shall make an additional payment to the Executive for that excess (plus any interest, penalties or additions payable by the Executive for the excess) when the amount of the excess is finally determined.

(b) Responsibilities of the Accounting Firm and the Employer. Determinations Shall Be Made by the Accounting Firm. Subject to the provisions of section 5.3(a), all determinations required to be made under this section 5.3(b)—including whether and when a Gross-Up Payment Amount is required, the amount of the Gross-Up Payment Amount and the assumptions to be used to arrive at the determination (collectively, the “Determination”)—shall be made by the Accounting Firm, which shall provide detailed supporting calculations both to the Employer and the Executive within 15 business days after receipt of notice from the Employer or the Executive that there has been a Gross-Up Payment Amount, or such earlier time as is requested by the Employer.

Fees and Expense of the Accounting Firm and Agreement with the Accounting Firm. All fees and expenses of the Accounting Firm shall be borne solely by the Employer. The Employer shall enter into any agreement requested by the Accounting Firm in connection with the performance of its services hereunder.

Accounting Firm’s Opinion. If the Accounting Firm determines that no Excise Tax is payable by the Executive, the Accounting Firm shall furnish the Executive with a written opinion to that effect, and to the effect that failure to report Excise Tax, if any, on the Executive’s applicable federal income tax return will not result in the imposition of a negligence or similar penalty.

Accounting Firm’s Determination Is Binding; Underpayment and Overpayment. The Determination by the Accounting Firm shall be binding on the Employer and the Executive. Because of the uncertainty in determining whether any of the Total Benefits will be subject to the Excise Tax at the time of the Determination, it is possible that a Gross-Up Payment Amount that should have been made will not have been made by the Employer (“Underpayment”), or that a Gross-Up Payment Amount will be made that should not have been made by the Employer (“Overpayment”). If after a Determination by the Accounting Firm the Executive is required to make a payment of additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment. The Underpayment (together with interest at the rate provided in Section 1274(d)(2)(B) of the Internal Revenue Code) shall be paid promptly by the Employer to or for the benefit of the Executive. If the Gross-Up Payment Amount exceeds the amount necessary to reimburse the Executive for the Excise Tax according to section 5.3(a), the Accounting Firm shall determine the amount of the Overpayment. The Overpayment (together with interest at the rate provided in Section 1274(d)(2)(B) of the Internal Revenue Code) shall be paid promptly by the Executive to or for the benefit of the Employer. Provided that the Executive’s expenses are reimbursed by the Employer, the Executive shall cooperate with any reasonable requests by the Employer in any contests or disputes with the Internal Revenue Service relating to the Excise Tax.

Accounting Firm Conflict of Interest. If the Accounting Firm is serving as accountant or auditor for the individual, entity, or group effecting the Change in Control, the Executive may appoint another nationally recognized public accounting firm to make the Determinations required hereunder (in which case the term “Accounting Firm” as used in this Agreement shall be deemed to refer to the accounting firm appointed by the Executive).

ARTICLE 6

CONFIDENTIALITY AND CREATIVE WORK

6.1 Non-disclosure. The Executive covenants and agrees not to reveal to any person, firm, or corporation any confidential information of any nature concerning the Employer or its business, or anything connected therewith. As used in this Article 6 the term “confidential information” means all of the Employer’s and the Employer’s affiliates’ confidential and proprietary information and trade secrets in existence on the date hereof or existing at any time during the term of this Agreement, including but not limited to:

(a) the whole or any portion or phase of any business plans, financial information, purchasing data, supplier data, accounting data, or other financial information,

(b) the whole or any portion or phase of any research and development information, design procedures, algorithms or processes, or other technical information,

(c) the whole or any portion or phase of any marketing or sales information, sales records, customer lists, prices, sales projections, or other sales information, and

(d) trade secrets, as defined from time to time by the laws of the State of Missouri. This section 6.1 does not prohibit disclosure required by an order of a court having jurisdiction or a subpoena from an appropriate governmental agency or disclosure made by the Executive in the ordinary course of business and within the scope of the Executive’s authority.

6.2 Return of Materials. The Executive agrees to immediately deliver or return to the Employer upon termination, upon expiration of this Agreement, or as soon thereafter as possible, all written information and any other similar items furnished by the Employer or prepared by the Executive in connection with the Executive’s services hereunder and to immediately delete all electronically stored data of the Employer maintained on the Executive’s personal computers and to return all Employer-provided computers or communication devices (i.e., laptop, Blackberry, PDA, etc.). The Executive will retain no copies thereof after termination of this Agreement or termination of the Executive’s employment.

6.3 Creative Work. The Executive agrees that all creative work and work product, including but not limited to all technology, business management tools, processes, software, patents, trademarks, and copyrights developed by the Executive during the term of this Agreement, regardless of when or where such work or work product was produced, constitutes work made for hire, all rights of which are owned by the Employer. The Executive hereby assigns to the Employer all rights, title, and interest, whether by way of copyrights, trade secret, trademark, patent, or otherwise, in all such work or work product, regardless of whether the same is subject to protection by patent, trademark, or copyright laws.

6.4 Affiliates’ Confidential Information is Covered; Confidentiality Obligation Survives Termination. For purposes of this Agreement, the term “affiliate” of the Employer includes any entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Corporation or the Bank. The rights and obligations set forth in this Article 6 shall survive termination of this Agreement.

6.5 Injunctive Relief. The Executive acknowledges that it is impossible to measure in money the damages that will accrue to the Employer if the Executive fails to observe the obligations imposed by this Article 6. Accordingly, if the Employer institutes an action to enforce the provisions hereof, the Executive hereby waives the claim or defense that an adequate remedy at law is available to the Employer, and the Executive agrees not to urge in any such action the claim or defense that an adequate remedy at law exists. The confidentiality and remedies provisions of this Article 6 shall be in addition to and shall not be deemed to supersede or restrict, limit, or impair the Employer’s rights under applicable state or federal statute or regulation dealing with or providing a remedy for the wrongful disclosure, misuse, or misappropriation of trade secrets or proprietary or confidential information.

ARTICLE 7

COMPETITION AFTER EMPLOYMENT TERMINATION

7.1 Covenant Not to Solicit Employees. The Executive agrees not to, directly or indirectly, solicit or employ the services of any officer or employee of the Bank (including an individual who was an officer or employee of the Bank during the one year period following the Executive’s termination) for two years after the Executive’s employment termination.

7.2 Covenant Not to Compete. (a) The Executive covenants and agrees not to compete directly or indirectly with the Employer for two years after employment termination. For purposes of this section 7.2:

(a)	the term compete means:

(1)	providing financial products or services on behalf of any financial institution for any person residing in the territory,

(2)	assisting (other than through the performance of ministerial or clerical duties) any financial institution in providing financial products or services to any person residing in the territory, or

(3)	inducing or attempting to induce any person who was a customer of the Employer at the date of the Executive’s employment termination to seek financial products or services from another financial institution.

(b)	the words directly or indirectly mean:

(1)	acting as a consultant, officer, director, independent contractor, or employee of any financial institution in competition with the Employer in the territory, or

(2)	communicating to such financial institution the names or addresses or any financial information concerning any person who was a customer of the Employer when the Executive’s employment terminated.

(c)	the term customer means any person to whom the Employer is providing financial products or services on the date of the Executive’s employment termination or within one year thereafter.

(d)	the term financial institution means any bank, savings association, or bank or savings association holding company, or any other institution, the business of which is engaging in activities that are financial in nature or incidental to such financial activities as described in section 4(k) of the Bank Holding Company Act of 1956, other than the Employer or any of its affiliated corporations.

(e)	financial product or service means any product or service that a financial institution or a financial holding company could offer by engaging in any activity that is financial in nature or incidental to such a financial activity under section 4(k) of the Bank Holding Company Act of 1956 and that is offered by the Employer or an affiliate on the date of the Executive’s employment termination, including but not limited to banking activities and activities that are closely related and a proper incident to banking.

(f)	the term person means any individual or individuals, corporation, partnership, fiduciary or association.

(g)	the term territory means the area within a 10-mile radius of any office of the Employer at the date of the Executive’s employment termination.

(2) If any provision of this section or any word, phrase, clause, sentence or other portion thereof (including, without limitation, the geographical and temporal restrictions contained therein) is held to be unenforceable or invalid for any reason, the unenforceable or invalid provision or portion shall be modified or deleted so that the provisions hereof, as modified, are legal and enforceable to the fullest extent permitted under applicable law.

(3) The Executive acknowledges that the Employer’s willingness to enter into this Agreement and to make the payments contemplated by Articles 3 and 4 is conditioned on the Executive’s acceptance of the covenants set forth in Articles 6 and 7 and that the Employer would not have entered into this Agreement without such covenants in force.

7.3 Injunctive and Other Relief. Because of the unique character of the services to be rendered by the Executive hereunder, the Executive understands that the Employer would not have an adequate remedy at law for the material breach or threatened breach by the Executive of any one or more of the Executive’s covenants in this Article 7. Accordingly, the Executive agrees that the Employer’s remedies for a breach of this Article 7 include, but are not limited to, (x) forfeiture of any money representing accrued salary, contingent payments, or other fringe benefits (including any amount payable pursuant to Article 4) due and payable to the Executive during the period of any breach by Executive, and (y) a suit in equity by the Employer to enjoin the Executive from the breach or threatened breach of such covenants. The Executive hereby waives the claim or defense that an adequate remedy at law is available to the Bank and the Executive agrees not to urge in any such action the claim or defense that an adequate remedy at law exists. Nothing herein shall be construed to prohibit the Employer from pursuing any other or additional remedies for the breach or threatened breach.

7.4 Article 7 Survives Termination But Is Void After a Change in Control. The rights and obligations set forth in this Article 7 shall survive termination of this Agreement. However, Article 7 shall become null and void effective immediately upon a Change in Control.

ARTICLE 8

MISCELLANEOUS

8.1 Successors and Assigns.

(a) This Agreement is binding on successors. This Agreement shall be binding upon the Employer and any successor to the Employer, including any persons acquiring directly or indirectly all or substantially all of the business or assets of the Employer by purchase, merger, consolidation, reorganization, or otherwise. But this Agreement and the Employer’s obligations under this Agreement are not otherwise assignable, transferable, or delegable by the Employer. By agreement in form and substance satisfactory to the Executive, the Employer shall require any successor to all or substantially all of the business or assets of the Employer expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Employer would be required to perform had no succession occurred.

(b) This Agreement is enforceable by the Executive’s heirs. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, and legatees.

(c) This Agreement is personal in nature and is not assignable. Without written consent of the other parties, no party shall assign, transfer, or delegate this Agreement or any rights or obligations under this Agreement, except as expressly provided herein. Without limiting the generality or effect of the foregoing, the Executive’s right to receive payments hereunder is not assignable or transferable, whether by pledge, creation of a security interest, or otherwise, except for a transfer by the Executive’s will or by the laws of descent and distribution. If the Executive attempts an assignment or transfer that is contrary to this section 8.1, the Employer shall have no liability to pay any amount to the assignee or transferee.

8.2 Governing Law, Jurisdiction and Forum. This Agreement shall be construed under and governed by the internal laws of the State of Missouri, without giving effect to any conflict of laws provision or rule that would cause the application of the laws of any jurisdiction other than the State of Missouri. By entering into this Agreement, the Executive acknowledges that the Executive is subject to the jurisdiction of both the federal and state courts in the State of Missouri. Any actions or proceedings instituted under this Agreement shall be brought and tried solely in courts located in St. Louis, Missouri or in the federal court having jurisdiction in St. Louis, Missouri. The Executive expressly waives the right to have any such actions or proceedings brought or tried elsewhere.

8.3 Entire Agreement. This Agreement sets forth the entire agreement of the parties concerning the employment of the Executive by the Employer. Any oral or written statements, representations, agreements, or understandings made or entered into prior to or contemporaneously with the execution of this Agreement are hereby rescinded, revoked, and rendered null and void by the parties.

8.4 Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid. Unless otherwise changed by notice, notice shall be properly addressed to the Executive if addressed to the address of the Executive on the books and records of the Employer at the time of the delivery of such notice, and properly addressed to the Employer if addressed to the board of directors of the Corporation and the Bank at the Bank’s executive officers.

8.5 Severability. If there is a conflict between any provision of this Agreement and any statute, regulation, or judicial precedent, the latter shall prevail, but the affected provisions of this Agreement shall be curtailed and limited solely to the extent necessary to bring them within the requirements of law. If any provisions of this Agreement is held by a court of competent jurisdiction to be indefinite, invalid, void or voidable, or otherwise unenforceable, the remainder of this Agreement shall continue in full force and effect unless that would clearly be contrary to the intentions of the parties or would result in an injustice.

8.6 Captions and Counterparts. The captions in this Agreement are solely for convenience. The captions do not define, limit, or describe the scope or intent of this Agreement. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

8.7 No Duty to Mitigate. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment. Moreover, provided the Executive is not in breach of any obligation under Articles 6 and 7, the amount of any payment provided for in this Agreement shall not be reduced by any compensation earned or benefits provided as the result of employment of the Executive or as a result of the Executive being self-employed after employment termination.

8.8 Amendment and Waiver. This Agreement may not be amended, released, discharged, abandoned, changed, or modified in any manner, except by an instrument in writing signed by each of the parties hereto. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall not be construed to be a waiver of any such provision, nor affect the validity of this Agreement or any part thereof or the right of any party thereafter to enforce each and every such provision. No waiver or any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

8.9 Compliance with Internal Revenue Code Section 409A. The Employer and the Executive intend that their exercise of authority or discretion under this Agreement shall comply with Section 409A of the Internal Revenue Code of 1986. If when the Executive’s employment terminates the

Executive is a specified employee, as defined in Section 409A of the Internal Revenue Code of 1986, and if any payments under this Agreement, including Articles 4 or 5, will result in additional tax or interest to the Executive because of Section 409A, then despite any contrary provision of this section 8.9, such payments shall be made on the first to occur of the (x) a date that is at least six months after termination of the Executive’s employment for reasons other than the Executive’s death, (y) the date of the Executive’s death, or (z) any earlier date that does not result in additional tax or interest to the Executive under Section 409A. As promptly as possible after the end of the period during which payments are delayed under this provision, the entire amount of the delayed payments shall be paid to the Executive in a single lump sum. If any provision of this Agreement does not satisfy the requirements of Section 409A, such provision shall nevertheless be applied in a manner consistent with those requirements. If any provision of this Agreement would subject the Executive to additional tax or interest under Section 409A, the Employer shall reform the provision. However, the Employer shall maintain to the maximum extent practicable the original intent of the applicable provision without subjecting the Executive to additional tax or interest, and the Employer shall not be required to incur any additional compensation expense as a result of the reformed provision.

8.10 Required Provisions. In the event any of the foregoing provisions of this Agreement conflict with the terms of this section 8.10, this Section 8.10 shall prevail.

(a) The Bank’s board of directors may terminate the Executive’s employment at any time, but any termination by the Bank, other than termination for Cause, shall not prejudice the Executive’s right to compensation or other benefits under this Agreement. The Executive shall not have the right to receive compensation or other benefits for any period after termination for Cause as defined in this Agreement.

(b) If the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(e)(3) or (g)(1), the Bank’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may, in its discretion: (i) pay the Executive all or part of the compensation withheld while its contract obligations were suspended; and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

(c) If the Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(e)(4) or (g)(1), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(d) If the Bank is in default as defined in Section 3(x)(1) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1813(x)(1), all obligations under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

(e) All obligations under this Agreement shall terminate, except to the extent determined that continuation of the Agreement is necessary for the continued operation of the institution: (i) by the Director of the Office of Thrift Supervision (OTS), or his designee, at the time the Federal Deposit Insurance Corporation (FDIC) enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1823(c), or (ii) by the Director of the OTS (or his designee) at the time the Director (or his designee) approves a supervisory merger to resolve problems related to the operations of the Bank or when the

Bank is determined by the Director (or his designee) to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

(f) Any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. Section 1828(k) and FDIC Regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first written above.

PULASKI FINANCIAL CORP.

/s/ Stanley J. Bradshaw
Name:	Stanley J. Bradshaw
Title:	Chairman of the Board

PULASKI BANK

/s/ Stanley J. Bradshaw
Name:	Stanley J. Bradshaw
Title:	Chairman of the Board

/s/ Gary W. Douglass
Gary W. Douglass